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                                                                      EXHIBIT 12

                  SOUTHERN NATURAL GAS COMPANY AND SUBSIDIARIES

                        Computation of Ratios of Earnings
                   from Continuing Operations to Fixed Charges
                              Total Enterprise (a)

                                                                      Years Ended December 31,
                                                 --------------------------------------------------------------------
                                                                           (In Thousands)
                                                   1997           1996           1995           1994           1993
                                                 --------       --------       --------       --------       --------
Earnings from Continuing Operations:
    Income before income taxes                   $171,503       $150,219       $134,124       $ 76,098       $127,617
    Fixed charges (see computation below)          34,785         43,028         48,779         47,575         58,249
                                                 --------       --------       --------       --------       --------

Total Earnings Available for Fixed Charges       $206,288       $193,247       $182,903       $123,673       $185,866
                                                 ========       ========       ========       ========       ========


Fixed Charges:
    Interest expense before deducting
       interest capitalized                      $ 33,130       $ 41,147       $ 46,859       $ 45,900       $ 56,599
    Rentals(b)                                      1,655          1,881          1,920          1,675          1,650
                                                 --------       --------       --------       --------       --------

                                                 $ 34,785       $ 43,028       $ 48,779       $ 47,575       $ 58,249
                                                 ========       ========       ========       ========       ========

Ratio of Earnings to Fixed Charges                    5.9            4.5            3.7            2.6            3.2
                                                 ========       ========       ========       ========       ========


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(a)  Amounts include the Company's portion of the captions as they relate to persons accounted for by the equity method.

(b) These amounts represent 1/3 of rentals which approximate the interest factor applicable to such rentals of the Company and its subsidiaries and unconsolidated affiliates.